Exhibit (99.1)

EASTMAN KODAK COMPANY


CUTBACKS IN PRODUCTION AT KODAK INDUSTRIE CHALON PLANT
TO BE MADE AS PART OF WORLDWIDE CONSOLIDATIONS


     Chalon-sur-Saone, June 23, 2005 - Eastman Kodak Company continues to implement a digital growth strategy that includes managing the decline of the traditional photographic business and building a highly competitive digital business model in consumer, commercial, and health businesses.
     This strategy reflects the structural and fundamental changes occurring worldwide in the photography industry as digital technology becomes more popular and traditional consumer photography declines.
     "In order to remain competitive in light of the changing realities in the imaging industry, Kodak is scaling back worldwide production capacity, substantially reducing its manufacturing operations and consolidating many different types of functions and operations at sites around the world, while accelerating its digital imaging strategy," said Daniel T. Meek, director of Global Manufacturing & Logistics for Kodak.
     In the latest action responding to the overall decline in traditional film imaging, the company has informed the Chalon Works Council that approximately 340 jobs would be affected by production cutbacks and related actions at the plant. Approximately 1,700 people are employed currently at the Chalon facility.
     Kodak has already announced a number of similar actions to consolidate worldwide production in response to the dramatic reductions in demand for most traditional imaging products. These actions have impacted operations in several different countries, including Australia, Brazil, Canada, China, U. K., and U.S.A., in addition to France. The site most affected by these actions is Kodak's worldwide imaging production center in Rochester. Such consolidations are taking place throughout the imaging industry in response to the dramatic shift to digital imaging.
     The Chalon job reduction reflects excess capacity worldwide for the production of film, largely caused by the dramatic decline in demand for consumer film and paper. While the reduction in Chalon primarily

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involves motion-picture film, which continues to enjoy strong customer demand, Kodak must consolidate manufacturing worldwide because its production is integrated. In order to remain competitive as overall volume shrinks, production must be consolidated. The new focus of the Chalon plant will be on the production of films for health imaging markets.
       "These actions have nothing to do with the quality of the work by our employees, which always has been exemplary. It's about the overall pressures of the global market shift and the strategic allocation of Kodak assets on a worldwide scale," said J.P. Martel, President of Kodak Industrie.
     Kodak Industrie said it will fulfill its contractual commitments to employees and implement a severance program, which could include a voluntary retirement and separation program, opportunities for employee relocation within the company and assistance for employees seeking new jobs. The company said that all employees would be treated fairly and with respect. It is expected that closures will be completed by April 2006.
      "Kodak has been a major economic factor in Chalon and the region for many years, and we intend to participate actively in the successful reindustrialization of the plant site. As our site shrinks, we are working currently with consultants, in close collaboration with the State and local authorities to create an industrial park and attract both national and European companies in order to offset job losses. A number of companies have expressed strong interest in moving into facilities at our Chalon site, which could bring new employment opportunities for Kodak employees and help to reinforce the economic structure of our region," Martel said.
     Kodak is committed to strengthening its leading position in all segments of the French imaging market by continuing to offer a full array of high-quality products and reliable services in the traditional and digital imaging markets. To serve customers in France, Kodak will continue to employ more than 2,000 people in a variety of manufacturing, sales, marketing, service, and support activities.
     Although Kodak's traditional businesses are in decline, its digital imaging strategy is proving successful as the company transforms itself. For example:

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     - Kodak has installed nearly 2,000 Picture Maker Kiosks in France to make it easy for consumers to print digital pictures;

     - Kodak's share of the digital home printing market is about one-third;

     - The company has the number 3 position in digital camera sales worldwide, and has taken the lead position in the U.S. and several other major countries.